Exhibit 99.2

6711 Columbia Gateway Drive, Suite 300
Columbia, Maryland 21046
Telephone 443-285-5400
Facsimile 443-285-7650
www.copt.com
NYSE: OFC

NEWS RELEASE

FOR IMMEDIATE RELEASE	IR Contacts:
	Stephanie Krewson-Kelly	Michelle Layne
	443-285-5453	443-285-5452
	stephanie.kelly@copt.com	michelle.layne@copt.com

COPT Announces COO Transition

Paul R. Adkins Leaving to Pursue Other Opportunities

COLUMBIA, MD March 16, 2020-Corporate Office Properties Trust (“COPT” or the “Company”) (NYSE: OFC) announces that effective March 16, 2020, Paul R. Adkins, the Company’s Executive Vice President and Chief Operating Officer, is leaving the Company to pursue other interests.

Stephen E. Budorick, COPT’s President and CEO, commented, “I am grateful for Paul’s contributions in positioning the Company to deliver solid FFO per share growth in 2020 and robust growth in 2021. Paul leaves an operating organization with a highly effective management team to handle this transition. With Paul’s departure to pursue other interests, I believe the transition creates an excellent opportunity to bring in a COO who will continue to advance our operations, development, and asset management capabilities, and further position the Company for long-term success.”

About COPT
COPT is a REIT that owns, manages, leases, develops and selectively acquires office and data center properties. The majority of its portfolio is in locations that support the United States Government and its contractors, most of whom are engaged in national security, defense and information technology (“IT”) related activities servicing what it believes are growing, durable, priority missions (“Defense/IT Locations”). The Company also owns a portfolio of office properties located in select urban/urban-like submarkets in the Greater Washington, DC/Baltimore region with durable Class-A office fundamentals and characteristics (“Regional Office Properties”). As of December 31, 2019, the Company derived 88% of its core portfolio annualized rental revenue from Defense/IT Locations and 12% from its Regional Office Properties. As of the same date and including 15 buildings owned through unconsolidated joint ventures, COPT’s core portfolio of 168 office and data center shell properties encompassed 19.0 million square feet and was 94.6% leased; the Company also owned one wholesale data center with a critical load of 19.25 megawatts that was 76.9% leased.

Forward-Looking Information
This press release may contain “forward-looking” statements, as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that are based on the Company’s current expectations, estimates and projections about future events and financial trends affecting the Company. Forward-looking statements can be identified by the use of words such as “may,” “will,” “should,” “could,” “believe,” “anticipate,” “expect,” “estimate,” “plan” or other comparable terminology. Forward-looking statements are inherently subject to risks and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate. Although the Company believes that the expectations, estimates and projections reflected in such forward-looking statements are based on reasonable assumptions at the time made, the Company can give no assurance that these expectations, estimates and projections will be achieved. Future events and actual results may differ materially from those discussed in the forward-looking statements and the Company undertakes no obligation to update or supplement any forward-looking statements.

The areas of risk that may affect these expectations, estimates and projections include, but are not limited to, those risks described in Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.